                                                                    EXHIBIT 99.1

Contact:
Marshall Ames
Investor Relations
Lennar Corporation
(305) 485-2092

FOR IMMEDIATE RELEASE

    LENNAR REPORTS 33% INCREASE IN EARNINGS PER SHARE FOR THIRD QUARTER 2003

Financial Highlights

      THIRD QUARTER

            -     RECORD REVENUES OF $2.3 BILLION - UP 23%

            -     RECORD NET EARNINGS OF $201.6 MILLION - UP 42%

            -     GROSS MARGIN % ON SALES OF HOMES OF 25.3% (EXCLUDING INTEREST)
                  - UP 80 BASIS POINTS

            -     RECORD HOMEBUILDING OPERATING EARNINGS OF $302.0 MILLION - UP
                  39%

            -     RECORD FINANCIAL SERVICES OPERATING EARNINGS OF $49.3 MILLION
                  - UP 64%

            -     NET DEBT TO TOTAL CAPITAL DECREASED TO 23.6%

            - ZERO OUTSTANDING UNDER OUR $1 BILLION REVOLVER AND APPROXIMATELY $600 MILLION OF CASH AT QUARTER END

            -     RECORD BACKLOG DOLLAR VALUE OF $4.6 BILLION - UP 17%

      2003 / 2004 GOALS

            -     FISCAL 2003 EPS GOAL INCREASED TO $8.90 FROM $8.50 PER SHARE

            -     FISCAL 2004 EPS GOAL IS $9.50 PER SHARE, AS PREVIOUSLY STATED

      MIAMI, SEPTEMBER 16, 2003 -- LENNAR CORPORATION (NYSE: LEN AND LEN.B), one of the nation's largest homebuilders, today reported earnings for its third quarter ended August 31, 2003. Third quarter net earnings in 2003 were $201.6 million, or $2.43 per share diluted, compared to net earnings of $142.2 million, or $1.83 per share diluted, in the third quarter of 2002. Earnings per share amounts and average shares outstanding for 2003 and 2002 have been adjusted to reflect the effect of the Company's April 2003 10% Class B common stock distribution.

      Stuart Miller, President and Chief Executive Officer of Lennar Corporation, said, "Our record results for the third quarter are attributable to continued strength in the homebuilding market and our disciplined approach to managing our business, which we call "The Lennar Process". This process allows us to generate sustainable strong returns on capital and equity while remaining focused on protecting our conservative balance sheet."

      Mr. Miller continued, "We have continued to expand our proven and very successful dual marketing strategy into each of our markets, which has enabled us to increase market share. We have also continued to improve our already strong gross margins by creating programs to reduce construction costs while improving quality."

      Mr. Miller concluded, "Based on our record performance and strong backlog entering the fourth quarter, we are comfortable increasing our EPS goal for fiscal 2003 to $8.90 from $8.50 per share. Additionally, even with the recent rise in interest rates and lumber prices, as well as a slower refinance market, we remain well positioned to deliver 37,000 homes and achieve our stated goal of $9.50 per share in fiscal 2004."

                              RESULTS OF OPERATIONS

                 THREE MONTHS ENDED AUGUST 31, 2003 COMPARED TO
                       THREE MONTHS ENDED AUGUST 31, 2002

HOMEBUILDING

      Revenues from sales of homes increased 21% in the third quarter of 2003 to $2.0 billion from $1.7 billion in the same period last year. Revenues were higher due primarily to a 13% increase in the number of home deliveries and a 6% increase in the average sales price. New home deliveries increased to 7,929 homes in the third quarter of 2003 from 6,993 homes in the same period last year. In the third quarter of 2003, new home deliveries were higher in most of the Company's markets, primarily in California and Illinois, compared to 2002. The average sales price on homes delivered increased to $257,000 in the third quarter of 2003 from $242,000 in 2002, primarily due to an increase in the average sales price in some of the Company's markets, combined with changes in product and geographic mix.

      Gross profits on home sales increased to $483.9 million in the third quarter of 2003, compared to $377.8 million in 2002. Gross margin percentages on home sales were 23.7% (25.3% excluding interest) in 2003, compared to 22.3% (24.5% excluding interest) in 2002. Margins were positively impacted by a greater contribution from a strong California market, combined with lower interest costs due to a lower debt leverage ratio while the Company continues to grow.

      Selling, general and administrative expenses as a percentage of revenues from home sales were 10.8% in the third quarter of 2003 compared to 10.6% in the same period in 2002.

      Gross profits on land sales totaled $7.8 million in the third quarter of 2003, compared to $8.2 million in the same period in 2002. Equity in earnings from unconsolidated partnerships was $25.1 million in the third quarter of 2003, compared to $4.2 million in the same period last year. Management fees and other income, net totaled $4.9 million in the third quarter of 2003, compared to $7.1 million in the same period in 2002. Land sales, equity in earnings from unconsolidated partnerships and management fees and other income, net may vary significantly from period to period depending on the timing of land sales and other transactions by the Company and unconsolidated partnerships in which it has investments.

      In the three months ended August 31, 2003, homebuilding results reflect reclassifications within the statement of earnings that have been made to interest expense (included in cost of sales), equity in earnings from unconsolidated partnerships and management fees and other income, net. Prior year amounts have been reclassified to conform to the 2003 presentation. These reclassifications have no impact on reported net earnings.

FINANCIAL SERVICES

      Operating earnings for the Financial Services Division increased to $49.3 million in the third quarter of 2003 from $30.1 million in the same period last year. The significant increase in the Division's mortgage and title operating earnings was primarily due to an extremely strong refinance environment in the third quarter of 2003, compared to 2002.

CORPORATE GENERAL AND ADMINISTRATIVE EXPENSES

      Corporate general and administrative expenses as a percentage of total revenues were 1.2% in the third quarter of 2003, compared to 1.1% in the same period last year.

                  NINE MONTHS ENDED AUGUST 31, 2003 COMPARED TO
                        NINE MONTHS ENDED AUGUST 31, 2002

HOMEBUILDING

      Revenues from sales of homes increased 28% in the nine months ended August 31, 2003 to $5.4 billion from $4.2 billion in the same period last year. Revenues were higher due primarily to a 19% increase in the number of home deliveries and an 8% increase in the average sales price. New home deliveries increased to 20,956 homes in the nine months ended August 31, 2003 from 17,683 homes in the same period last year. In the nine months ended August 31, 2003, new home deliveries were higher in most of the Company's markets, primarily in California and Illinois, compared to 2002. The average sales price on homes delivered increased to $257,000 in the nine months ended August 31, 2003 from $237,000 in the same period last year, primarily due to an increase in the average sales price in some of the Company's markets, combined with changes in product and geographic mix.

      Gross profits on home sales increased to $1.2 billion in the nine months ended August 31, 2003, compared to $0.9 billion in 2002. Gross margin percentages on home sales were 22.8% (24.6% excluding interest) in 2003, compared to 21.8% (24.0% excluding interest) in 2002. Margins were positively impacted by a greater contribution from a strong California market, combined with lower interest costs due to a lower debt leverage ratio while the Company continues to grow.

      Selling, general and administrative expenses as a percentage of revenues from home sales were 11.3% in the nine months ended August 31, 2003 compared to 11.2% in the same period in 2002.

      Gross profits on land sales totaled $25.1 million in the nine months ended August 31, 2003, compared to $2.1 million in the same period in 2002. Equity in earnings from unconsolidated partnerships was $45.0 million in the nine months ended August 31, 2003, compared to $17.1 million in the same period last year. Management fees and other income, net totaled $15.6 million in the nine months ended August 31, 2003, compared to $25.5 million in the same period in 2002. Land sales, equity in earnings from unconsolidated partnerships, and management fees and other income, net may vary significantly from period to period depending on the timing of land sales and other transactions by the Company and unconsolidated partnerships in which it has investments.

      In the nine months ended August 31, 2003, homebuilding results reflect reclassifications within the statement of earnings that have been made to interest expense (included in cost of sales), equity in earnings from unconsolidated partnerships and management fees and other income, net. Prior year amounts have been reclassified to conform to the 2003 presentation. These reclassifications have no impact on reported net earnings.

FINANCIAL SERVICES

      Operating earnings for the Financial Services Division increased to $120.9 million in the nine months ended August 31, 2003 from $80.2 million in the same period last year. The significant increase in the Division's mortgage and title operating earnings was primarily due to an extremely strong refinance and housing environment in the nine months ended August 31, 2003, compared to 2002.

CORPORATE GENERAL AND ADMINISTRATIVE EXPENSES

      Corporate general and administrative expenses as a percentage of total revenues were 1.3% in the nine months ended August 31, 2003, compared to 1.2% in the same period in 2002.

      Lennar Corporation, founded in 1954, is headquartered in Miami, Florida and is one of the nation's leading builders of quality homes for all generations, building affordable, move-up and retirement homes. Under the Lennar Family of Builders banner, the Company includes the following brand names:
Lennar Homes, U.S. Home, Greystone Homes, Village Builders, Renaissance Homes, Orrin Thompson Homes, Lundgren Bros., Winncrest Homes, Sunstar Communities, Don Galloway Homes, Patriot Homes, NuHome, Barry Andrews Homes, Concord Homes, Summit Homes, Cambridge Homes, Seppala Homes, Coleman Homes, Genesee and Rutenberg Homes. The Company's active adult communities are primarily marketed under the Heritage and Greenbriar brand names. Lennar's Financial Services Division provides mortgage financing, title insurance, closing services and insurance agency services for both buyers of the Company's homes and others. Its Strategic Technologies Division provides high-speed Internet access, cable television and alarm installation and monitoring services to residents of the Company's communities and others. Previous press releases may be obtained at www.lennar.com.

--------------------------------------------------------------------------------

      Some of the statements contained in this press release are "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. By their nature, forward-looking statements involve risks, uncertainties and other factors that may cause actual results to differ materially from those which the statements anticipate. Factors which may affect the Company's results include, but are not limited to, changes in general economic conditions, the market for homes and prices for homes generally and in areas where the Company has developments, the availability and cost of land suitable for residential development, materials prices, labor costs, interest rates, consumer confidence, competition, terrorist acts or other acts of war, environmental factors and government regulations affecting the Company's operations. See the Company's Annual Report on Form 10-K for the year ended November 30, 2002 for a further discussion of these and other risks and uncertainties applicable to the Company's business.

--------------------------------------------------------------------------------

      A conference call to discuss the Company's third quarter earnings will be held at 11:00 AM Eastern time on Wednesday, September 17, 2003. The call will be broadcast live over the Internet and can be accessed through the Company's web site at www.lennar.com. A replay of the conference call will be available later that day by calling 320-365-3844 and entering 698341 as the confirmation number.

                               LENNAR CORPORATION

                   SELECTED REVENUES AND EARNINGS INFORMATION
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)

                                                            THREE MONTHS ENDED                NINE MONTHS ENDED
                                                                 AUGUST 31,                       AUGUST 31,
                                                       ----------------------------      ---------------------------
                                                          2003             2002 (1)         2003           2002 (1)
                                                       ----------         ---------      ---------         ---------
REVENUES:
    Homebuilding                                       $2,108,434         1,732,496      5,547,782         4,303,443
    Financial services                                    159,408           115,456        423,638           330,894
                                                       ----------         ---------      ---------         ---------
         TOTAL REVENUES                                $2,267,842         1,847,952      5,971,420         4,634,337
                                                       ==========         =========      =========         =========

Homebuilding operating earnings                        $  301,969           217,965        706,163           490,014
Financial services operating earnings                      49,338            30,074        120,861            80,209
Corporate general and administrative expenses              27,488            19,575         74,879            55,979
                                                       ----------         ---------      ---------         ---------
EARNINGS BEFORE PROVISION FOR INCOME TAXES                323,819           228,464        752,145           514,244

Provision for income taxes                                122,242            86,245        283,935           194,127
                                                       ----------         ---------      ---------         ---------
NET EARNINGS                                           $  201,577           142,219        468,210           320,117
                                                       ==========         =========      =========         =========

AVERAGE SHARES OUTSTANDING:
    BASIC                                                  74,909            70,391         72,112            70,040
    DILUTED                                                84,183            78,761         80,746            78,556
                                                       ==========         =========      =========         =========

EARNINGS PER SHARE:
    BASIC                                              $     2.69              2.02           6.49              4.57
    DILUTED                                            $     2.43              1.83           5.87              4.14
                                                       ==========         =========      =========         =========

SUPPLEMENTAL INFORMATION:
    INTEREST INCURRED (2)                              $   32,740            32,609        100,701            94,974
    EBIT (3):
       Earnings before provision for income taxes      $  323,819           228,464        752,145           514,244
       Interest included in cost of sales                  33,564            39,706        100,032            94,284
                                                       ----------         ---------      ---------         ---------
          EBIT                                         $  357,383           268,170        852,177           608,528
                                                       ----------         ---------      ---------         ---------

(1) Certain prior year amounts have been reclassified to conform to the 2003 presentation.

(2) Homebuilding interest incurred is capitalized to inventories and relieved as cost of sales when homes are delivered or land is sold.

(3) EBIT is a non-GAAP financial measure derived by adding back previously capitalized interest amortized to cost of sales that was reflected in earnings before provision for income taxes.

                               LENNAR CORPORATION

                        HOMEBUILDING SEGMENT INFORMATION
                                 (IN THOUSANDS)
                                   (UNAUDITED)


                                                              THREE MONTHS ENDED               NINE MONTHS ENDED
                                                                   AUGUST 31,                       AUGUST 31,
                                                         ----------------------------      ---------------------------
                                                            2003             2002 (1)        2003             2002 (1)
                                                         ----------         ---------      ---------         ---------
REVENUES:
   Sales of homes                                        $2,041,378         1,691,282      5,376,528         4,198,652
   Sales of land                                             67,056            41,214        171,254           104,791
                                                         ----------         ---------      ---------         ---------
      Total revenues                                      2,108,434         1,732,496      5,547,782         4,303,443
                                                         ----------         ---------      ---------         ---------

COSTS AND EXPENSES:
   Cost of homes sold                                     1,557,481         1,313,446      4,148,151         3,281,943
   Cost of land sold                                         59,263            33,025        146,122           102,699
   Selling, general and administrative                      219,645           179,337        607,913           471,329
                                                         ----------         ---------      ---------         ---------
      Total costs and expenses                            1,836,389         1,525,808      4,902,186         3,855,971
                                                         ----------         ---------      ---------         ---------

Equity in earnings from unconsolidated partnerships          25,060             4,175         44,978            17,083
Management fees and other income, net                         4,864             7,102         15,589            25,459
                                                         ----------         ---------      ---------         ---------
OPERATING EARNINGS                                       $  301,969           217,965        706,163           490,014
                                                         ==========         =========      =========         =========


(1) Certain prior year amounts have been reclassified to conform to the 2003 presentation.

                               LENNAR CORPORATION

             SUMMARY OF DELIVERIES, NEW ORDERS AND BACKLOG BY REGION
                             (DOLLARS IN THOUSANDS)


                                         AT OR FOR THE
                THREE MONTHS ENDED     NINE MONTHS ENDED
                    AUGUST 31,             AUGUST 31,
                  2003       2002       2003        2002
                 -----      -----      ------      ------
DELIVERIES:
  East           2,590      2,408       6,596       6,129
  Central        2,727      1,993       7,040       5,272
  West           2,800      2,726       7,882       6,652
                 -----      -----      ------      ------
   Total         8,117      7,127      21,518      18,053
                 =====      =====      ======      ======

Of the deliveries listed above, 188 and 562 deliveries relate to unconsolidated partnerships for the three and nine months ended August 31, 2003, respectively, compared to 134 and 370 deliveries in the same periods last year.

NEW ORDERS:
  East           3,057      2,698       9,053       8,010
  Central        2,503      1,854       7,412       5,526
  West           3,668      3,025       9,272       8,306
                 -----      -----      ------      ------
   Total         9,228      7,577      25,737      21,842
                 =====      =====      ======      ======

Of the new orders listed above, 253 and 1,168 new orders relate to unconsolidated partnerships for the three and nine months ended August 31, 2003, respectively, compared to 201 and 554 new orders in the same periods last year.


BACKLOG - HOMES:
  East                                  7,286       5,765
  Central                               3,085       3,053
  West                                  6,345       6,010
                                       ------      ------
   Total                               16,716      14,828
                                       ======      ======

Of the homes in backlog listed above, 1,051 homes in backlog relate to unconsolidated partnerships at August 31, 2003, compared to 460 homes at August 31, 2002.

BACKLOG DOLLAR VALUE
(including unconsolidated              $4,559,385  3,910,682
partnerships)                          ==========  =========


Lennar's market regions consist primarily of the following states:

EAST:    Florida, Maryland, Virginia, New Jersey, North Carolina and South
         Carolina

CENTRAL: Texas, Illinois and Minnesota

WEST:    California, Colorado, Arizona and Nevada

                               LENNAR CORPORATION

                                SUPPLEMENTAL DATA
                             (DOLLARS IN THOUSANDS)




                                                  (UNAUDITED)
                                                   AUGUST 31,
                                          --------------------------      November 30,
                                             2003            2002            2002
                                          ----------       ---------       ---------
Senior notes and other debts payable      $1,521,706       1,643,008       1,585,309
Less: cash and cash equivalents              599,223          58,363         731,163
                                          ----------       ---------       ---------
   Net homebuilding debt                     922,483       1,584,645         854,146
                                          ==========       =========       =========

Net homebuilding debt                        922,483       1,584,645         854,146
Stockholders' equity                       2,993,008       1,999,901       2,229,157
                                          ----------       ---------       ---------
   Total capital                           3,915,491       3,584,546       3,083,303
                                          ----------       ---------       ---------
NET DEBT TO TOTAL CAPITAL (1)                   23.6%           44.2%           27.7%
                                          ==========       =========       =========

(1) Net debt to total capital is a non-GAAP financial measure consisting of net homebuilding debt (homebuilding debt less homebuilding cash) divided by total capital (net homebuilding debt plus stockholders' equity).